Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  336-584-5171

FOR IMMEDIATE RELEASE

Contact:     336-436-4855
             Pamela Sherry
             Investor@labcorp.com

Shareholder Direct:   800-LAB-0401
                      www.labcorp.com


LABORATORY CORPORATION OF AMERICA-REGISTERED
TRADEMARK- ANNOUNCES 2003 FIRST QUARTER RESULTS

Reports Strong Operating Cash Flow of $135 Million;
Combined Genomic and Esoteric Testing Revenues Increase 33
Percent

Burlington, NC, April 28, 2003 - Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE:
LH) today announced results for the quarter ended March 31, 2003. Revenues in the quarter were $712.2 million, an increase of 20.7 percent compared to the same period in 2002. Testing volume, measured by accessions, increased approximately 14.5 percent and price per accession increased 6.1 percent compared to first quarter 2002.

Net income for the quarter increased to $73.9 million, or $0.51 per diluted share, compared to 2002 first quarter net income of $65.8 million, or $0.46 per diluted share. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $165.7 million for the first quarter, or 23.3 percent of net sales, compared to $137.6 million, or 23.3 percent of net sales, for the same period in 2002.

During the quarter, the Company repaid $115 million of the $250 million borrowed under its revolving line of credit to fund part of the acquisition of DIANON Systems, Inc. on January 17, 2003, and repurchased $34 million of Company stock under its $150 million stock repurchase program. Operating cash flow was $135.0 million and the cash balance at the end of the quarter was $50.0 million.

"We are very pleased with LabCorp's solid performance in the quarter, " said Thomas P. Mac Mahon, chairman and chief executive officer. "Despite severe winter weather, our operational and financial objectives were achieved. We continued to have high cash generation, strengthened our balance sheet by paying down our revolving line of credit and enhanced shareholder value by repurchasing LabCorp stock. Additionally, the integrations of Dynacare and DIANON are firmly on track and proceeding well, with both companies meeting our synergy expectations."

Mr. Mac Mahon continued, "Our genomic and esoteric businesses will continue to be key growth drivers in coming years, particularly in cancer testing. Including DIANON and LabCorp histology testing, esoteric testing now generates approximately one-third of our revenues. As we integrate DIANON and convert our anatomic pathology processes and procedures to the highly regarded DIANON brand of pathology, we expect additional, incremental revenue generating opportunities. Soon to be introduced screening tests such as EXACT Sciences' assay for colorectal cancer, and Correlogic Systems' test for early stage ovarian cancer, will be combined with DIANON's specialized anatomic pathology services and LabCorp's wide-ranging menu of oncology products to offer the most comprehensive suite of cancer testing services available today."

A live broadcast of LabCorp's quarterly conference call on April 29, 2003 will be available online at www.labcorp.com or at www.streetevents.com beginning at 9:00 a.m. Eastern Time, with an online rebroadcast continuing through May 29, 2003. The live call at 9:00 a.m. is also available in a listen-only mode by dialing 415-537-1974. A telephone replay of the call will be available through May 6, 2003 and can be heard by dialing 800-633-8284 (402-977-9140 for international callers). The access code for the replay is 211-37-376.

The first national clinical laboratory to fully embrace genomic testing, Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) has been a pioneer in commercializing new diagnostic technologies. As a national laboratory with annual revenues of $2.5 billion in 2002 and approximately 24,000 employees, the Company offers more than 4,000 clinical tests ranging from routine analyses to sophisticated molecular diagnostics. Serving over 200,000 clients nationwide, LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence. The Center for Molecular
Biology and Pathology, in Research Triangle Park, North Carolina, offers state-of-the-art molecular gene-based testing in infectious disease, oncology and genetics. DIANON Systems, Inc. its Anatomic Pathology Center of Excellence, is a leader in oncology and genetic testing, and National Genetics Institute in Los Angeles is an industry leader in developing novel, highly sensitive polymerase chain reaction (PCR) methods for testing hepatitis C and other blood borne infectious agents. LabCorp's Minneapolis-based ViroMed offers molecular microbial testing using real time PCR platforms, while its Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of specialty testing in the network. LabCorp's clients include physicians, state and federal government, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's
Form 10-K for the year ended December 31, 2002 and subsequent SEC filings.


- End of Text -

- Table to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(Dollars in millions, except per share data)

                                            Three Months Ended
                                                 March 31,
                                                (Unaudited)
                                          ---------------------
                                             2003         2002
                                          ---------------------

Net sales                                 $  712.2     $  590.1
Cost of sales                                415.7        331.6
Selling, general and administrative          163.3        137.0
Amortization of intangibles and
   other assets                                8.5          5.1
                                           -------      -------
Operating income                             124.7        116.4
                                           -------      -------
Other income (expense)                        (0.1)        (0.6)
Investment income                              2.3          0.8
Interest expense                             (11.4)        (4.2)
Income from equity investments, net            9.8           --
                                           -------      -------
Earnings before income taxes                 125.3        112.4

Provision for income taxes                    51.4         46.6
                                           -------      -------
Net earnings                              $   73.9     $   65.8
                                           =======      =======

Diluted earnings per common share:
---------------------------------
Net earnings                              $   0.51     $   0.46
                                           -------      -------

Weighted average shares outstanding          146.4        142.2
                                           -------      -------
EBITDA                                    $  165.7     $  137.6
                                           -------      -------


LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(Dollars in millions, except per share data)

                                (Unaudited)
                                  March 31,           December 31,
                               --------------       --------------

                                    2003                  2002
                               --------------       --------------
Cash and cash equivalents        $    50.0              $    56.4
Accounts receivable, net             440.5                  393.0
Property, plant & equipment          370.1                  351.2
Intangible assets and
   goodwill, net                   1,824.2                1,217.5
Investments in equity affiliates     442.4                  400.8
Other assets                         167.7                  173.1
                                  --------               --------
                                 $ 3,294.9              $ 2,592.0
                                  ========               ========

Total bank debt                  $   138.0              $     3.5
Zero coupon-subordinated notes       515.4                  512.9
5 1/2% senior note                   350.0                     --
Other liabilities                    614.8                  463.9
Shareholders' equity               1,676.7                1,611.7
                                  --------               --------
                                 $ 3,294.9              $ 2,592.0
                                  ========               ========

Notes to Financial Tables
-------------------------

3) EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization and includes the Company's proportional share of the underlying EBITDA of the income from equity investments. The Company uses EBITDA extensively as an internal management performance measure and believes it is a useful, and commonly used measure of financial performance in addition to earnings before taxes and other profitability measurements under generally accepted accounting principles ("GAAP"). EBITDA is not a measure of financial performance under GAAP. It should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles earnings before income taxes, representing the most comparable measure under GAAP, to EBITDA for the quarters ended March 31, 2003 and 2002:


                                             Quarter Ended March 31,
                                               2003          2002
                                         ----------------------------

Earnings before income taxes              $  125.3      $  112.4
Add:
   Interest expense, net                       9.2           3.4
   Other (income) expense                       --           0.6
   Depreciation                               21.9          16.1
   Amortization                                8.5           5.1
   Equity investment's depreciation and
    amortization                               0.8            --
                                           -------       -------
EBITDA                                    $  165.7      $  137.6
                                           =======       =======